Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is entered into as of January 23, 2009, by and among, Virtual Radiological Corporation, a Delaware corporation (the “Company”), Sean O. Casey, M.D. (the “Executive”), and, solely for purposes of Section 1(f) hereof, Virtual Radiologic Professionals, LLC, a Delaware limited liability company and an affiliated medical practice of the Company (“VRP”).

Recitals

A.                                   The Executive is currently employed by the Company as its Chief Executive Officer, and serves as a director and Chairman of the Company.

B.                                     The Company and the Executive are parties to an Employment Agreement, dated effective as of October 1, 2007 (the “Employment Agreement”), pursuant to which the Executive is employed by the Company as its Chief Executive Officer.

C.                                     The Company and the Executive desire to provide for a transition following the Executive’s resignation as Chief Executive Officer of the Company, effective upon the date and subject to the terms and conditions as provided for in this Agreement.

D.                                    The parties desire to resolve all present and potential issues between them relating to the Executive’s employment and the termination of his employment with the Company, and have agreed to the full resolution of any such issues as provided for in this Agreement.

Agreements

In consideration of the mutual promises and provisions contained in this Agreement, the parties, intending to be legally bound, agree as follows:

1.                                      Termination of Employment.

(a)                                       Resignation.  The Executive hereby resigns as Chief Executive Officer of the Company, and as an officer and director of any subsidiaries of the Company, effective as of January 26, 2009 (the “Resignation Date”).  The Executive’s employment by the Company and any subsidiaries shall terminate effective as of the Resignation Date.

(b)                                       Termination of Employment Agreement.  The Employment Agreement is hereby terminated effective as of the Resignation Date, and neither the Company nor the Executive shall have any rights or obligations thereunder, except as follows:

(1)                                  Restrictive Covenants.  Section 10 of the Employment Agreement shall remain in effect after the Resignation Date in accordance with its terms, except that the restrictions set forth in Sections 10(b) and (c) shall be amended and replaced with the following:

(A)                               Non-solicitation.  During Executive’s service as Chairman of the Board and for a period of two (2) years thereafter, Executive shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any employee of or consultant to the Company or any of its subsidiaries or affiliates to leave such employment or engagement in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee or (ii) any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(B)                                 Noncompetition.  Executive acknowledges that he performs services of a unique nature for the Company that are irreplaceable, and that his performance of such services to a competing business will result in irreparable harm to the Company.  Accordingly, during Executive’s service as Chairman of the Board and for a period of one (1) year thereafter (but subject to extension, as provided below) Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination of his service as Chairman of the Board or in which they have proposed, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company or its subsidiaries conducts business.  The foregoing shall not prevent Executive from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict Executive from rendering services to charitable organizations, as such term is defined in Section 501(c) of the Internal Revenue Code of 1986, as amended.  Notwithstanding the foregoing, the Company may, at its option, extend the duration of this restrictive covenant for up to twelve (12) additional months following termination of the Executive’s service as Chairman of the Board (for a total of up to twenty-four (24) months) upon notice given to the Executive at any time within ninety (90) days following such termination, and the Company’s written agreement to pay Executive additional severance for the duration of the extension at the rate provided in Section 4(f), below.

The Executive acknowledges the legitimate the Company interests which the restrictive covenants set forth above are designed to protect.  The Executive further agrees that the restrictive covenants set forth above are reasonable in their scope and duration, and are supported by adequate consideration, including but not limited to the benefits originally provided under the Employment Agreement and this Agreement.

(2)                                  Invention Assignment and Disclosure.  The parties acknowledge and agree that Section 11 of the Employment Agreement shall continue to apply to all Inventions (as defined in the Employment Agreement) made or conceived by the Executive prior to the Resignation Date, including, for the avoidance of doubt, the Executive’s obligations under Section 11(c) with respect to all such Inventions.  To facilitate the performance of the Executive’s obligations under Section 11(b) of the Employment Agreement (and without limiting any of the Executive’s obligations thereunder or under any other part of Section 11 of the Employment Agreement), Executive covenants and agrees to work, in good faith, with designated officers of the Company (including, but not limited to, the Company’s Chief Technology Officer and Chief Medical Officer) during the sixty (60) day period following the Resignation Date, to confirm adequate disclosure and documentation of all such Inventions, including by preparing and submitting written disclosures of such Inventions in reasonable detail to the Company, and engaging in meetings and discussions with such officers as requested from time to time.  The Executive represents to the Company that, except as disclosed pursuant to this Section 1(b)(2) or as previously disclosed and assigned to the Company, the Executive has not made or conceived any Inventions.

(c)                                       Health Benefits.  To the extent that the Executive elects COBRA continuation coverage under the Company’s group medical and/or dental plans, then for a period of twelve months after the Resignation Date, the Company will pay or reimburse the Executive for that portion of the cost of continuation coverage that is greater than the portion for which the Executive would have been responsible had the Executive’s termination of employment not occurred.

(d)                                       Bonus.  The Company shall pay the Executive a bonus of $20,000, subject to applicable withholding for income and employment related taxes, with the first regular payroll following expiration of all rescission periods set forth in the Release (as defined below) in lieu of any other bonus to which the Executive may have been entitled for 2008 or 2009 under any executive incentive bonus plan or the Employment Agreement.

(e)                                       Return of Company Property.  The Executive shall promptly return all of the Company’s property and information to the Company, including but not limited to any laptop, cell phone, keys, access cards, phone cards and credit cards, and will promptly delete from any electronic media in his possession, custody, or control (such as personal computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc.) or to which he has or has had access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images of the Company, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained;.  The parties acknowledge and agree that the Executive is in possession of certain physical archives and assets and that “prompt” return of such items shall mean return within a reasonable period of time, and that the Company will provide reasonable assistance and cooperation in connection with the return of such items.  The Executive will certify in writing, to the Company’s President that he has to his knowledge and belief returned or made available to the Company for the Company to reclaim all property and information covered by this subsection (e).  For the avoidance of doubt, the Executive shall be entitled to electronic copies of his personal files on the Company laptop in his possession, and the parties will cooperate with one another in identifying such personal files and providing electronic copies of such personal files to the Executive.

(f)                                         Termination of VRP Agreement.  VRP and the Executive acknowledge and agree that the Amended and Restated Independent Physician Agreement, dated September 13, 2007 (the “VRP Agreement”), will terminate as of the Resignation Date in accordance with Section 6.2(d) thereof, and that neither VRP nor the Executive shall have any rights or obligations thereunder.  VRP and the Executive shall not have any obligation to negotiate any new agreement as contemplated by the last sentence of Section 6.2(d) of the VRP Agreement.

(g)                                      Release.  Simultaneously with the execution of this Agreement, the Executive will execute a release in the form attached to this Agreement as Exhibit A (the “Release”).  This Agreement will not be interpreted or construed to limit the Release in any manner and the existence of any dispute respecting the interpretation or alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of this Release.

2.                                      Board of Directors and Chair.

(a)                                       Continued Service.  The Executive shall continue to serve on the Company’s Board of Directors (the “Board”) in accordance with the certificate of incorporation and by-laws of the Company.  Subject to termination as provided in Section 2(c), below, the Executive shall serve as non-executive Chairman of the Board for an initial term of one (1) year after the Resignation Date (the “Initial Term”), which term may be renewed for successive terms of one (1) year upon the mutual agreement of the Company and the Executive.

(b)                                       Responsibilities.  In his capacity as Chairman of the Board, the Executive shall report to the Board and perform such duties customary for a non-executive chairman as the Board may reasonably request from time to time, including: (i) setting Board meeting agendas in collaboration with the Chief Executive Officer; (ii) presiding at Board meetings, executive sessions and the annual stockholder meeting; (iii) assigning tasks to the appropriate committees; (iv) ensuring that information flows openly between the management and the Board; (v) organizing the Chief Executive Officer evaluation and provide continuous ongoing feedback; (vi) leading the Board in anticipating and responding to crises; and (vii) assisting with the transition and mentoring the new Chief Executive Officer.

(c)                                       Termination.  The Company and the Executive agree that nothing stated in this Agreement shall require (i) the Executive to continue to serve as Chairman or as a member of the Board, or (ii) the Board to continue to retain the Executive as its

Chairman.  The Board shall have the right to terminate the Executive as Chairman of the Board, with or without Cause, upon written notice to the Executive, and the Executive’s service as Chairman will automatically terminate upon his death, resignation, removal or expiration of his term as a director without being re-elected by the stockholders.  For purposes of this Agreement, Cause shall mean:

(1)                                  Executive shall have been indicted for a felony;

(2)                                  Executive shall have been convicted of (or plead “guilty” or “nolo contendere” to or been found guilty and not convicted of) any misdemeanor or summary offense involving fraud, theft, misrepresentation or moral turpitude or any other misdemeanor or summary offense that will, in the opinion of the Board, determined in good faith, adversely affect in any material respect the Company’s prospects or reputation or Executive’s ability to perform his obligations or duties to the Company or any of its subsidiaries under this Agreement; or

(3)                                  The termination is evidenced by a resolution adopted in good faith by the Board concluding that Executive:

(A)                               intentionally and continually failed substantially to perform his reasonably assigned duties as Chairman with the Company pursuant to this Agreement (other than a failure resulting from Executive’s incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized member of the Board, has been delivered to Executive;

(B)                                 intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, however, that no termination of Executive as Chairman of the Board shall be for Cause as set forth in this subsection (B) until (1) there shall have been delivered to Executive a copy of a written notice, signed by a duly authorized member of the Board, stating that the Board has determined that Executive has engaged in the conduct set forth in this subsection (B), and (2) Executive shall have been provided an opportunity to be heard by the Board;

(C)                                 willfully or repeatedly engaged in misconduct or gross negligence in the performance of his duties to as Chairman under this Agreement that has a material detrimental effect on the Company; or

(D)                                committed an act of fraud, theft or dishonesty against the Company or any of its subsidiaries or any act or omission intended to result in the personal enrichment of Executive or his spouse, parents, siblings, or descendants (whether by blood or adoption and including stepchildren) or the spouses of such individuals in violation of law or of his duty of loyalty to the Company or its subsidiaries at the expense, directly or indirectly, of the Company or any of its subsidiaries.

Notwithstanding anything in the foregoing to the contrary, if Executive has been terminated ostensibly for Cause because he has been indicted for a felony, and he is not convicted of, or does not plead guilty or nolo contendere to, such felony or a lesser offense (based on the same operative facts), such termination shall be deemed to be a termination without Cause as of the date of the termination; provided, however, that, any payments due hereunder shall be only paid after a final determination in such proceeding is reached.

3.                                      Transition Matters.

(a)                                       Transition of Affiliated Medical Practices.  Subject to the transition of such roles as contemplated below, the Executive agrees to remain in his current positions as a shareholder, member, president, director and managing member, as applicable, of Virtual Radiologic Professionals of California, P.A., Virtual Radiologic Professionals of Illinois, S.C., Virtual Radiologic Professionals of Michigan, P.C., Virtual Radiologic Professionals of Minnesota, P.A., Virtual Radiologic Professionals of New York, P.A. and Virtual Radiologic Professionals of Texas, P.A. (collectively, the “Professional Corporations”), shall devote his reasonable efforts to the performance of services to VRP and the Professional Corporations in the manner he provided prior to the date hereof (excluding, however providing any professional interpretation and consultation services, including preliminary and/or official interpretations), shall perform such services in good faith and not take any action that would reasonably be expected to disrupt the Company’s business or cause VRP or the Professional Corporations to breach their obligations to the Company, to patients or to other parties to whom VRP or the Professional Corporations have contractual or professional obligations, subject to the provisions in the last sentence in this paragraph.  At the Company’s request and expense, the Executive shall take all action necessary to (a) transfer to the Company or the Company’s designee all of the Executive’s equity interests in VRP and the Professional Corporations (including, in connection therewith, to elect corporate taxation of any such entity); (b) resign from any positions that the Executive holds in VRP and the Professional Corporations; and (c) in either such case, execute all documentation requested by the Company in connection therewith.  To the extent that Dr. Eduard Michel as the Company’s designee is qualified to be the holder of the equity interests in VRP or any Professional Corporation, such equity interests will be transferred to Dr. Michel within thirty days of the date hereof, and the remaining transfers to the Company or the Company’s designee shall be completed no later than June 30, 2009.  In the case of VRP, the consideration for the equity interests will be the amount provided in Section 12.17 of that certain Professional and Management Services Agreement and License between the Company and VRP, dated January 1, 2006, and in the case of the Professional Corporations, the consideration for such equity interests will be equal to the initial subscription price paid by Executive.  In addition, Dr. Michel will replace the Executive as (i) president and managing member of VRP, and (ii) sole director, President and CEO, CFO and Medical Director of the Professional Corporations at the time the related equity interests are transferred, to the extent permitted by applicable law or regulation, but in no event later than June 30, 2009.  In the event the transfers of the equity interests in VRP and the Professional Corporations and the removal of Executive of the positions that he holds with VRP and the Professional Corporations have not been completed by June 30, 2009 (other than a failure as a result of a breach by Executive of his obligations under this Section 3(a)), then the amounts payable under Section 4(f) shall be commenced early for each month or partial month after June 30, 2009 that such transfers and removals have not been completed, but shall again be suspended until triggered under Section 4(f), once such transfers and removals have been completed.  Until the foregoing transfers have been completed, the Executive shall have rights to information and to reasonably direct compliance with applicable laws and professional requirements by the VRP or any Professional Corporation in which he continues to hold an equity interest or officer position.

(b)                                       Support.  As part of the transition, the Company will perform all administrative tasks and pay all costs relating to the medical licenses that the Executive has maintained in connection with VRP and Professional Corporations and the termination of such licenses at their stated expiration date, including handling all reporting requirements and paying any fines or penalties for not complying with the reporting requirements.  Within thirty (30) days after such licensing and terminations are completed, the Company shall proved Executive with a complete list and description of the licensing and credential history of Executive based on the records maintained by the Company.

(c)                                       Medical Malpractice Insurance.  During the term of this Agreement and for a period of at least seven (7) years after the termination hereof, the Company agrees to maintain or purchase medical malpractice coverage (with the same or similar coverage terms and limits to the existing coverage terms and limits) insuring against malpractice claims made against the Executive relating to professional medical services performed by the Executive prior to the Resignation Date and in the scope of the Executive’s employment with the Company and VRP.  Executive shall be named as an insured or additional insured under such coverage and such coverage shall not be modified, cancelled or terminated without 30 days prior written notice from the insurer to Executive.  Upon request of Executive, the Company shall provide Executive with a certificate of insurance evidencing its compliance with the requirements of this Section 3(c).

(d)                                       Cooperation.  The Executive agrees to cooperate with the Company in its transition efforts as follows: (1) to be available, on a reasonable basis, to answer questions that may arise relating to the Executive’s employment with or duties to the Company; and (2) to be available upon reasonable notice from the Company, with or without a subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities, with respect to matters and/or disputes concerning which the Executive has or may have knowledge as a result of or in connection with his employment by the Company.  In performing his obligations to testify or otherwise provide information, the Executive will honestly, truthfully, forthrightly, and completely provide the information requested.  The Company will use reasonable efforts to have its officers or employees provide the information and cooperation contemplated by this Section 3(d) before making a request of the Executive under this Section 3(d).

(e)                                       Performance.  The Executive shall perform his obligations under this Section 3 promptly upon the Company’s request and at no charge to the Company; provided that the Company shall pay any travel and other out of pocket costs incurred by the Executive in providing the cooperation requested by the Company under Section 3(d) above.

4.                                      Compensation.

(a)                                       Cash Compensation.  Solely during the term of his service, and subject to the Executive’s compliance with his obligations under this Agreement (including his execution and delivery of the Release, without rescission thereof), the Company shall pay the Executive $210,000 per year, payable in arrears in monthly installments of $17,500 on or before the last day of each month, for serving as non-Executive Chairman of the Board.  The Executive will not be paid any additional cash compensation that may be paid to other non-employee directors.

(b)                                       Future Option Grants.  During the term of his service as a director, the Executive will be entitled to grants of stock options made to other continuing non-employee directors in amounts and on the same terms and conditions as grants to such other non-employee directors.

(c)                                       Existing Stock Options.  The Company and the Executive acknowledge and agree that, as of the Resignation Date, the Executive holds options to purchase an aggregate of 100,000 shares of Common Stock of the Company (the “Existing Options”).  The Existing Options are hereby amended to provide that:

(1)                                  notwithstanding the Executive’s termination of employment, the continued vesting and exercisability of such options shall be determined by reference to the Executive’s continued service as a director of the Company; and

(2)                                  such options shall vest in full and remain exercisable for the balance of their stated term, without earlier expiration, in the event that (i) the Company fails to nominate the Executive for election as a director, or (ii) the Company terminates the Executive as Chairman of the Board without Cause.

The Executive acknowledges that to the extent that the Existing Options are not exercised within ninety days after the Resignation Date, such options will no longer qualify as “incentive stock options” under Section 422 of the Internal Revenue Code.

(d)                                       Expenses.  The Company shall reimburse the Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by the Executive in the performance of his duties as Chairman of the Board, subject to advance the Company’s normal policies and procedures for expense verification and documentation applicable to non-employee directors.

(e)                                       Laptop and E-mail.  As long as the Executive is serving as Chairman of the Board, the Executive will be provided with a laptop computer and his current e-mail account for purposes of performing services pursuant to this Agreement.

(f)                                         Severance.  If the Executive’s service as Chairman of the Board is terminated due to (i) the Company’s failure to nominate the Chairman for re-election to the Board; (ii) removal of Chairman title by board without Cause; or (iii) the parties failure to agree to renew the term under Section 2(a) as of the end of the Initial Term or any renewal term, the Executive (or his estate in the event of his death after such termination) will be entitled to a severance payment of $420,000, payable in monthly installments over a period of twelve months thereafter; provided, however, that the aggregate amount payable hereunder and the number of months of payment shall be reduced to the extent of early payments, if any, under Section 3(a).

(g)                                      Additional Benefits.  The Company will pay or reimburse the Executive for his reasonable legal and other out-of-pocket costs and expenses related to the transition of VRP and the Professional Corporations contemplated by Section 3. In addition, the Company will pay or reimburse the Executive for his reasonable legal expenses related to the negotiation of this Agreement, up to a maximum of $15,000.  The Company will assign to the Executive the two term life insurance policies that the Company currently owns on the life of the Executive, at no cost to the Executive.

(h)                                      Status; Authority. The parties acknowledge and agree that during the term of his service as Chairman, the Executive shall not be an employee of the Company and that the Executive’s status hereunder is that of an independent contractor providing services to the Company.  The Executive neither expects nor desires that the Company: (i) withhold from any fees due and payable to him any taxes (state, federal, income, social security or otherwise); (ii) pay with respect to the Executive any fees or taxes for workers’ compensation or unemployment compensation; or (iii) provide the Executive with any other benefits customarily provided to employees.  The Executive acknowledges and agrees that it is his responsibility to make all estimated and other necessary federal and state tax payments arising from compensation received by the Executive pursuant to this Section 4.

5.                                      Indemnification and Tax Matters.

(a)                                       Indemnification.  Subject to the Executive’s continued performance of all of his obligations under Section 3 of this Agreement, the Company will indemnify, defend, and hold the Executive harmless from and against all claims, judgments, expenses, and liabilities of any kind (including reasonable attorneys’ fees) arising out of or relating to the following:

(1)                                  Any valid actions or inactions performed in good faith as an equity owner, officer, director, or managing member, as applicable, of VRP or the Professional Corporations until the transfer of the Executive’s equity interests in such entities in accordance with Section 3; and

(2)                                  Any tax liability (including, without limitation, income and capital gains taxes) and penalties and interest with respect thereto, resulting from (i) the transfer of the Executive’s equity interests in VRP or the Professional Corporations to the Company or a designee of the Company, (ii) the conversion of

VRP or the Professional Corporations from a pass-through tax entity to a corporate entity, (iii) the liquidation or dissolution of VRP or the Professional Corporations, or (iv) any audits or adjustments to the tax returns previously filed by or with respect to VRP or the Professional Corporations.

(b)                                       Tax Gross-Up.  To the extent the Executive incurs a tax liability (including federal, state and local taxes) in connection with the Company’s payment of an indemnification obligation pursuant to this Section 5 that the Executive would not have incurred had the Company not paid such indemnification obligation, the Company will make an additional payment to the Executive in an amount equal to such tax liability, less any tax benefit realized by the Executive (including with respect to federal, state or local taxes) as a result of the payment of such indemnification obligation (the “Tax Benefit”), plus an additional amount sufficient to permit Executive to retain a net amount after all taxes equal to the amount of the indemnification claim less the Tax Benefit.

(c)                                       Tax Returns.  The Company will pay or reimburse the Executive for his reasonable accounting and other out of pocket costs and expenses related to the preparing the Executive’s personal federal and state income tax returns for calendar years 2008 and 2009 and any audit of the Executive’s tax returns relating to the Executive’s ownership of VRP or the Professional Corporations.

6.                                      Executive’s Representations and Warranties.  The Executive represents and warrants to the Company and VRP as follows:

(a)                                       Good Faith.  At all times that he was an employee, officer, or director of the Company prior to the date of this Agreement, the Executive acted in good faith, had no reasonable cause to believe that his conduct was unlawful, and reasonably believed that his conduct was in or not opposed to the best interests of the Company.

(b)                                       Capacity; Enforceability.  The Executive has the legal capacity to execute and deliver this Agreement and the Release and to perform his obligations hereunder and thereunder.  This Agreement and the Release are the legal, valid and binding obligations of the Executive, enforceable in accordance with their respective terms.

(c)                                       Company Statements.  The Executive has not relied upon any statements or representations made by the Company or its attorneys, written or oral, including but not limited to statements regarding tax or legal matters, pertaining to actions contemplated by this Agreement, other than the statements set forth in this Agreement and the Release.

7.                                      Company’s Representations and Warranties.  The Company and VRP represent and warrant to the Executive as follows:

(a)                                       Capacity; Enforceability.  The execution and delivery of this Agreement on behalf of the Company and VRP have been duly authorized by all necessary corporate action of the Company and VRP, as appropriate.  This Agreement and is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

(b)                                       Executive’s Statements.  The Company and VRP have not relied upon any statements or representations made by the Executive or his attorneys, written or oral, pertaining to actions contemplated by this Agreement, other than the statements set forth in this Agreement and the Release.

8.                                      Full Compensation.  The Executive acknowledges and understands that the payments made and other consideration provided by the Company under this Agreement will fully compensate the Executive for and extinguish any and all of the potential claims the Executive is releasing in the Release, including without limitation, any claims for attorneys’ fees and costs and any and all claims for any type of legal or equitable relief.  The Executive agrees that such payments are in lieu of any severance payments, benefits or any other forms of compensation to which he may be entitled under any other agreements, plans, policies or arrangements of the Company, VRP, the Professional Corporations, or their affiliates, including but not limited to the Employment Agreement and the VRP Agreement.

9.                                      Legal Representation.  The Executive acknowledges that he has consulted with his own attorney before executing this Agreement and the Release, that he has had a full opportunity to consider this Agreement and the Release, and that he has had a full opportunity to ask any questions that he may have concerning this Agreement and the Release, and the settlement of his potential claims against the Company.

10.                               Taxes.  The Company will deduct from any payments made to the Executive under this Agreement any withholding or other taxes that the Company is required to deduct, if any, under applicable law.  Except to the extent taxes are withheld by the Company and except for the express provisions hereof regarding tax payments and indemnification, the Executive shall be solely responsible for the payment of all taxes due and owing with respect to fess, benefits and other compensation provided to him hereunder.

11.                               Assignment.  The rights and obligations of the Company under this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company.  The Executive may not assign this Agreement or any rights hereunder, except his rights hereunder shall inure to the benefit of this estate in the event of his death.  Any purported or attempted assignment or transfer by the Executive of this Agreement or any of the Executive’s duties, responsibilities, or obligations hereunder will be void.

12.                               Miscellaneous.

(a)                                       Notices.  Notices required to be given under this Agreement must be in writing and will be deemed to have been given when personally served, sent by courier or mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the last known residence address of the Executive or, in the case of the Company or VRP, to their principal offices, as appropriate, to the attention of the Chief Executive Officer of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt by the other party.

(b)                                       Governing Law.  The validity, interpretation, performance, and enforcement of this Agreement will be governed by the laws of the State of Minnesota without regard to conflicts-of-laws provisions that would require application of any other law.

(c)                                       Jurisdiction and Venue.  The Executive, the Company and VRP consent to jurisdiction of the Hennepin County, Minnesota district court and/or United States District Court for the District of Minnesota, for the purpose of resolving all claims for enforcement or breach of this Agreement.  Any such actions must be brought in such courts.  Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction or forum non conveniens.

(d)                                       Severability.  In the event any provision of this Agreement is held illegal or invalid for any reason, such illegality or invalidity will not in any way affect the legality or validity of any other provision hereof and such illegal or invalid provision will be deemed severed from this Agreement.

(e)                                       Entire Agreement.  Except for any and all agreements or understandings related to the Existing Options (which have not been affected or altered by this Agreement except as provided in Section 4(c)), this Agreement, the Release, and the surviving provisions of the Employment Agreement and the VRP Agreement set forth the entire understanding between the Company and the Executive.  This Agreement may not be altered or amended, except by a writing executed by the party against whom such alteration or amendment is to be enforced.

(f)                                         Counterparts.  This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, will constitute but one and the same instrument.

(g)                                      Captions and Headings.  The captions and section headings used in this Agreement are for convenience of reference only, and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(h)                                      Waivers.  No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right or remedy granted hereby or by any related document or by law.  No single or partial waiver of rights or remedies hereunder, nor any course of conduct of the parties, will be construed as a waiver of rights or remedies by any party (other than as expressly and specifically waived).

(i)                                         Reliance by Third Parties.  This Agreement is intended for the exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and permitted assigns, and no other person or entity has any right to rely on this Agreement or to claim or derive any benefit therefrom, absent the express written consent of the party to be charged with such reliance or benefit.

(j)                                         Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be submitted to arbitration in accordance with the rules of the American Arbitration Association then in effect in Minneapolis, Minnesota before a single arbitrator who shall be knowledgeable in executive employment law, who shall be independent of, and have no ex parte communications with, the parties or their representatives, and who shall render written findings of fact, conclusions of law and order.  In addition to any other inherent powers, arbitrators shall have the express powers to order a party to comply with or desist from breaching any of the terms of this Agreement.  The determination of the arbitrators shall be final and binding upon the parties and may be entered a s a final judgment in any court of competent jurisdiction.  The parties shall equally share the costs of arbitration, unless otherwise ordered by the arbitrators.  Nothing herein, however, shall deprive a party of the right to seek equitable relief from the courts to restrain or enjoin the other from a breach of this Agreement pending the empanelling of the arbitrators or their final determination.

The parties have signed this Agreement as of the date first set forth above.

VIRTUAL RADIOLOGIC CORPORATION		SEAN O. CASEY, M.D.

By:	/s/ Robert C. Kill	/s/ Sean O. Casey, M.D.
Name:	Robert C. Kill
Title:	President and Chief Operating Officer

For purposes of Section 1(f) only:

VIRTUAL RADIOLOGIC PROFESSIONALS, LLC

By:	/s/ Eduard Michel, M.D.
Name:	Eduard Michel, M.D.
Title:	Medical Director